Exhibit 99.1

PENN TREATY ADOPTS ECONOMIC RESTRUCTURING PLAN

Allentown, PA – October 3, 2008 -- Penn Treaty American Corporation (NYSE-PTA) today announced an economic restructuring plan (“the Plan”) for its shareholders and for the policyholders of its insurance subsidiaries (collectively “Penn Treaty” or “the Company”). The primary components of the Plan are:

1.	The Company’s subsidiaries have notified their primary reinsurer of their intent to recapture all reinsured policies under several agreements on January 1, 2009;
2.	The Company is continuing the review of strategic alternatives through December 31, 2008;
3.	The Company has voluntarily agreed to enter a rehabilitation plan with the Pennsylvania Insurance Department on January 1, 2009; and,
4.	The Company is immediately suspending new policy issuance pending the outcome of the Plan.

Under the Plan, the Company has provided notice to Imagine International Reinsurance Limited (“Imagine”) of its intention to recapture all long-term care insurance policies reinsured by Imagine on January 1, 2009. Penn Treaty’s statutory surplus is currently enhanced by approximately $145 million as a result of the reinsurance agreements. As a result of the recapture of the reinsured policies, and unless a strategic alternative that provides for adequate surplus is in place prior to January 1, 2009, Penn Treaty’s primary insurance subsidiary would be considered insolvent under Pennsylvania statute. The Plan addresses that uncertainty.

Penn Treaty provided Imagine notice of its intent to recapture the policies for the following reasons:

1.

Penn Treaty’s primary reinsurance agreement with Imagine reinsures substantially all long-term care insurance policies issued prior to 2002 on a 100% coinsurance basis. The Company can only recapture the reinsured policies on January 1 of any year subject to 90 days prior notification.

2.

Penn Treaty’s annual cost for the reinsurance has been approximately $14-15 million. Beginning in 2009, this annual cost is estimated to be approximately $22-33 million due to penalty clauses contained in the agreement.

3.	The Company estimates that the increased costs would delay its ability to recapture the reinsured policies by at least ten years.
4.	The Company estimates that the additional costs over ten years would exceed $200 million, for which the Company’s policyholders receive approximately $100 million of additional claim protection.

As previously announced, in August 2008 Imagine disputed its security requirements under the primary reinsurance agreement causing Penn Treaty to file a demand for arbitration. The arbitration demand currently remains in place and Penn Treaty has reserved its rights to take additional actions, including but not limited to the right to pursue damages against the reinsurer. Prior to its dispute with Imagine, Penn Treaty was negotiating in good faith with the reinsurer to modify future fees and recapture provisions of the agreements. Upon Penn Treaty’s claim of breach of the primary agreement, all modification considerations were halted by Imagine, making the projected financial viability of the agreement substantially detrimental to Penn Treaty shareholders and policyholders.

As a result of the decision to recapture the reinsured policies and the potential benefits and consequences for policyholders and shareholders, the Company formulated the Plan. The substantive components of the Plan are as follows:

1.

On October 2, 2008, Penn Treaty notified Imagine of its intention to recapture the reinsured policies on January 1, 2009, recognizing that policyholder surplus would be negative by approximately $100-120 million following recapture. The Pennsylvania Insurance Department approved the recapture.

2.

Penn Treaty previously announced the engagement of Friedman, Billings, Ramsey & Co. to solicit and evaluate strategic alternatives. The Company has requested initial letters of interest from prospective investors or purchasers by the middle of October 2008. The Company intends to evaluate the offers made, if any, and if it is determined that an offer is in the best interests of the Company and provides for adequate statutory surplus, the Company hopes to receive a binding agreement for any selected proposal prior to January 1, 2009.

3.

In the event that Penn Treaty has not received a binding agreement prior to January 1, 2009, the Company has requested the Pennsylvania Insurance Department to place its insurance subsidiaries under voluntary rehabilitation. A description of voluntary rehabilitation is provided below.

4.

Penn Treaty has voluntarily ceased the issuance of new policies nationwide effective immediately and will only recommence the sale of new policies if it enters into the agreement that provides adequate surplus to do so.

5.	During the remainder of 2008 and throughout any voluntary rehabilitation, Penn Treaty will continue to service and renew all existing long-term care insurance policies currently in force.

A Description of Rehabilitation

Under rehabilitation, the Pennsylvania Insurance Commissioner will file a rehabilitation plan for the approval of the Commonwealth Court, which generally defines the plan under which the Company will operate. Penn Treaty’s insurance subsidiaries would operate under the rehabilitation plan and would be overseen by the Insurance Commissioner as statutory rehabilitator.

Impact on Shareholders

Penn Treaty believes that shareholders will be impacted by the outcome of the strategic alternative process, the cessation of new policy sales, and the entry into any rehabilitation plan.

1.	The development of the Plan seeks to preserve shareholder value by eliminating the cost of reinsurance, which would otherwise substantially deplete inherent value of the in-force policies.
2.

The New York Stock Exchange has suspended trading of Penn Treaty shares of common stock and will delist the Company’s common stock from the Exchange as a result of its adoption of the Plan. The Company will make alternative arrangements for the trading of its common stock as soon as practical.

3.

Investors may recognize value from the outcome of the strategic alternative process, but there can be no assurance that they will. Future value from existing in-force policies, if any, would only be recognized following the completion and release of the rehabilitation plan.

4.

The Company anticipates that it will file its Form 10-K for the period ended December 31, 2007 within the next four to six weeks. As a result of the items addressed in this press release, the Company anticipates that its audit opinion will include a statement expressing doubt about its ability to continue as a going concern.

Impact on Policyholders

Penn Treaty believes that its existing policyholders are better served by the adoption of the Plan.

1.	All policies and benefits remain fully intact.
2.	The elimination of $22 - $33 million in annual payments to Imagine will provide additional funds for policyholder claim payments in the future.
3.	Penn Treaty maintains over $1 billion in reserves, which the Company believes is adequate for the payment of future claims.
4.

If Penn Treaty enters into rehabilitation, the insurance subsidiaries will be placed under the direct supervision of the Pennsylvania Insurance Commissioner as statutory rehabilitator, whose primary responsibility is the protection of policyholders.

5.

Although Penn Treaty expects rating agency downgrades from A.M. Best and Standard & Poor’s as a result of the adoption of the Plan, it believes that policyholders are better served by improving the insurers’ financial performance.

6.	Penn Treaty encourages policyholders to retain the valuable protection against long-term care expenses that is afforded by their policies.

Impact on Employees

Penn Treaty has approximately 325 employees nationwide. The development of the Plan seeks to preserve those positions. Although the Company has currently ceased new business issuance pending the evaluation of strategic alternatives that would provide for adequate statutory surplus, it is seeking a near-term solution in hopes of maintaining new business processes and preserving jobs directly related to the marketing and issuance of new policies. Penn Treaty will continue to administer its existing insurance policies and expects to retain many of its current employees for that purpose. All requisite staffing levels will continue to be evaluated by Penn Treaty and by the Insurance Commissioner in the event a rehabilitation plan is entered.

The Company will host a conference call for investors and analysts on Friday, October 3, 2008, at 10:30 AM, EDT. In order to participate, investors should call 866-206-5917. The conference call will be available for replay by calling 800-475-6701, with access code 963616. The replay will also be available on the Company’s website, www.penntreaty.com, beginning October 6, 2008.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations including, but not limited to, the success of the Company’s solicitation of strategic alternatives, the terms of any rehabilitation plan and the Company’s ability to emerge from any such plan, the impact of the suspension of new policy issuance, the outcome of the arbitration or any other legal remedies pursued, the financial viability of the Plan, the stability of Penn Treaty including any negative impact from the recapture of reinsured policies, the ability for surplus levels to return to minimum statutory standards, the Company’s reserve and collateral adequacy for future policyholder claims, the materially adverse effect of any reaction of insurance rating agencies and state insurance departments related to the Plan discussed in this press release, the ability of investors to recognize any value from in-force policies, the availability of alternative arrangements for trading of the Company’s Common Stock, and the continued compliance with state statutes and regulations. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source: Penn Treaty American Corporation

Contact: Cameron Waite, Executive VP, Strategic Operations

1.800.222.3469

cwaite@penntreaty.com